Exhibit 99.1

News Release

Trinseo Announces Strategic Operational Plans in Europe and Dividend Suspension

Wayne, Pa, October 6, 2025—Trinseo PLC (NYSE: TSE), a specialty material solutions provider (“Trinseo” or the “Company”), today announced a series of strategic plans aimed at further optimizing its operations, enhancing cash flow generation and strengthening long-term profitability. These measures reflect the Company’s commitment to focused capital allocation and value creation in a dynamic global environment.

Closure of MMA Production Facilities in Italy

The Company will permanently close its methyl methacrylate (“MMA”) production operations at its Rho, Italy facility and its acetone cyanohydrin (“ACH”) production operations in Porto Marghera, Italy. ACH is a precursor to MMA. Moving forward, the Company will source MMA feedstock from third-party producers, ensuring continuity of supply while improving overall cost to produce downstream products. Trinseo will continue its polymethyl methacrylate (“PMMA”) operations along with its recently opened depolymerization pilot facility in Rho. The Company will work closely with the Works Council, unions, and government officials to ensure alignment with respect to all legal requirements associated with this process. The closures are anticipated to be completed by the end of the year and expected to result in annualized profitability improvement of approximately $20 million and an annual reduction in capital expenditures of approximately $10 million.

In connection with the Italy MMA restructuring, Trinseo expects to record pre-tax charges for employee-related costs, asset-related and impairment charges and costs to exit production activities, including contract terminations, demolition and decommissioning ranging from $80 million to $100 million.

Cash payments associated with these actions are anticipated to total $40 million to $50 million, with substantially all payments expected to be made by the end of 2028. All workforce reductions will comply with local regulatory requirements.

Potential Closure of Polystyrene Production Facility in Germany

In addition, the Company announced it has initiated an information and consultation process with the Works Council of Trinseo Deutschland GmbH regarding the potential closure of its polystyrene (“PS”) production at its Schkopau, Germany production site and the intention to consolidate remaining PS production into its Tessenderlo, Belgium location. If an agreement is reached, this action is expected to result in annualized profitability improvement of $10 million.

Trinseo President and CEO Frank Bozich stated, “These plans are a by-product of the continuing challenges we and our peers in the European chemical industry have been facing for the past several years, including weak end market demand, high energy prices, and increased imports from Asia.”

Bozich added, “These decisions are never easy. With each one we know the livelihoods of colleagues and their families are being impacted. As we have done in each restructuring during this unprecedented trough, our primary focus has been on the safety of our colleagues, along with a respectful transition that aligns with our philosophy of simply doing the right thing.”

Dividend Suspension

In addition, the Board of Directors of the Company voted to indefinitely suspend the Company’s quarterly dividend of $0.01 per share, effective immediately, which action is expected to save approximately $1.5 million annually.

Looking Ahead

Despite these changes, Trinseo remains firmly committed to its customers, partners, and employees across Europe and around the world. The company will continue to invest in key markets and explore new opportunities to deliver value and impact.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $3.5 billion in 2024. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Cautionary Note on Forward Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” “outlook,” “will,” “may,” “might,” “see,” “tend,” “assume,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on the Company’s current expectations and assumptions regarding its business, the economy, its current indebtedness, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully implement and complete proposed restructuring initiatives and to successfully generate cost savings through such initiatives; our ability to successfully negotiate agreements with relevant works councils, unions or third parties; our ability to successfully execute our overall business and transformation strategy; increased costs or disruption in the supply of raw materials; deterioration of our credit profile limiting our access to commercial credit; compliance with laws and regulations impacting our business; conditions in the global economy and capital markets; our current and future levels of indebtedness and ability to service our debt; our ability to meet the covenants under our existing indebtedness; our ability to generate cash flows from operations; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —”Risk Factors” and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, the Company’s actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor/Financial and Shareholder Inquiries:

Bee van Kessel
Tel: + 1 835 235 0735
Email: bvankessel@trinseo.com

General Business and other Inquiries:

Diana Walker

Email: dwalker@trinseo.com